Exhibit 99.1

Super Micro Computer, Inc.
980 Rock Avenue
San Jose, CA 95131

December 19, 2019

Dear Valued Partner,
Today marks another significant milestone for Supermicro. I am pleased to report we have successfully filed our annual and quarterly filings through Fiscal Year 2019. Our customers and valued partners have demonstrated dedication and loyalty to Supermicro throughout this process, and I am truly grateful for it. Because of you, Supermicro continues to thrive.
These filings reflect the extensive and continuous enhancement of our corporate governance and internal controls over financial reporting. These efforts include appointing a slate of new leadership over the past two years to help us manage through these challenges and build stronger processes required for continued growth.
During this period, we have worked hard to ensure our corporate fundamentals support our innovative engineering expertise and have made ongoing investments to strengthen our foundation and promote future growth. We continue to provide our customers with leading solutions for Enterprise, Cloud, Artificial Intelligence / Machine Learning, 5G and Edge, while maintaining sound financial results and a healthy balance sheet. Since our founding in the heart of Silicon Valley 26 years ago, we have driven an unbroken string of year-over-year revenue growth, continuing even during these last two difficult years, and in the past decade have achieved an organic CAGR of over 20%.
Supermicro is a great American success story, and you are a critical part of it. We have grown our global footprint to support a worldwide customer base in more than 110 countries. In addition to our core design and engineering, proudly originating in the United States, we are also investing in global manufacturing capacity to meet the demands of the worldwide market. With our service operations in Taiwan and the Netherlands, we are increasing the scale of our global network. We are positioned to rapidly incorporate the newest technologies in our products, conduct research and development at our facilities, and provide extended field support to meet evolving customer needs.

Our company continues to demonstrate to the world that high-quality technology systems can be both environmentally responsible and economical, reducing both your costs and your impact on Mother Earth. We developed the Total Cost to the Environment (TCE) concept to help IT professionals understand the energy efficiency of their systems and overall impact on the environment. We also offer a Resource-Saving Architecture to help you save both energy and hardware acquisition costs while reducing environmental impact.
We expect to file our 10-Q for the first quarter of fiscal 2020 very soon, which will bring us current with our SEC filings. We look forward to being relisted on NASDAQ shortly after that filing. As we emerge from this challenging period, I am grateful for our steadfast customers and committed employees, and I look forward to leading Supermicro to even greater growth and profitability. In the years ahead, strong market demand, world class products, and a revitalized team will write a new and exciting chapter in Supermicro’s history.

Thank you,

/s/ Charles Liang
Charles Liang
President and CEO